Exhibit 99.1

FOR RELEASE (7.28.2021)	Katie A. Lorenson, Chief Financial Officer 952.417.3725 (Office)

ALERUS FINANCIAL CORPORATION REPORTS

SECOND QUARTER 2021 NET INCOME OF $11.7 MILLION

GRAND FORKS, N.D. (July 28, 2021) – Alerus Financial Corporation (Nasdaq: ALRS) reported net income of $11.7 million for the second quarter of 2021, or $0.66 per diluted common share, compared to net income of $15.2 million, or $0.86 per diluted common share, for the first quarter of 2021, and net income of $11.5 million, or $0.65 per diluted common share, for the second quarter of 2020.

CEO Comments

Chairman, President, and Chief Executive Officer Randy Newman said, “Alerus continues to deliver top tier financial performance, driven by our long-term strategies and focus on offering valued advice to clients, resulting in extraordinary revenue diversification and growth opportunities. Alerus continues to establish itself as a premier provider of holistic solutions to our consumer and business clients. Our client base of more than 540,000 consumer clients and 18,300 business clients is a significant differentiator in our ability to continue to grow and provide superior returns to our shareholders.

Our diversified business is rooted by our long standing culture, focused on advice and working in the best interests of our clients, a foundation which has been built over decades of meeting our clients on their financial journey and guiding them to their path for financial success. This relationship focused model is a key differentiator both in working with clients and attracting talented professionals to our organization.

During the quarter we strengthened our U.S. Small Business Administration, or SBA, lending capabilities with the addition of an experienced SBA team. Led by industry veteran John Kimball, who most recently served as SBA lending manager at a large, regional community bank, the five-person team collectively has more than 100 years of business banking and small business lending experience at community and regional banks. These team members are aligned with our culture of providing expertise and value to our business clients so they can continue to grow and expand.”

Quarterly Highlights

◾	Return on average total assets of 1.50%, compared to 2.02% for the first quarter of 2021
◾	Return on average tangible common equity(1) of 17.36%, compared to 23.03% for the first quarter of 2021
◾	Net interest margin (tax-equivalent)(1) was 2.88%, compared to 3.12% for the first quarter of 2021
◾	Allowance for loan losses to total loans, excluding Paycheck Protection Program, or PPP, loans, was 2.02%, compared to 2.00% as of December 31, 2020
◾	Efficiency ratio(1) of 71.46%, compared to 66.43% for the first quarter of 2021
◾	Noninterest income decreased $4.1 million from the first quarter of 2021 and was 63.48% of total revenue, compared to 64.97% for the first quarter of 2021
◾	Mortgage originations totaled $545.4 million, a 5.3% increase from the first quarter of 2021
◾	Investment securities increased $205.5 million, or 34.7%, from the fourth quarter of 2020
◾	Loans held for sale decreased $55.6 million, or 45.4%, from the fourth quarter of 2020
◾	Loans held for investment decreased $144.1 million, or 7.3%, from the fourth quarter of 2020
◾	Deposits increased $138.9 million, or 5.4%, from the fourth quarter of 2020
(1)	Represents a non-GAAP financial measure. See “Non-GAAP to GAAP Reconciliations and Calculation of Non-GAAP Financial Measures.”

Selected Financial Data (unaudited)

	As of and for the
	Three months ended			Six months ended
	June 30,	March 31,	June 30,	June 30,	June 30,
(dollars and shares in thousands, except per share data)	2021	2021	2020	2021	2020
Performance Ratios
Return on average total assets	1.50%	2.02%	1.68%	1.76%	1.31%
Return on average common equity	13.82%	18.46%	15.30%	16.11%	11.35%
Return on average tangible common equity (1)	17.36%	23.03%	18.88%	20.15%	14.39%
Noninterest income as a % of revenue	63.48%	64.97%	65.55%	64.26%	62.69%
Net interest margin (tax-equivalent) (1)	2.88%	3.12%	3.14%	3.00%	3.24%
Efficiency ratio (1)	71.46%	66.43%	66.31%	68.84%	71.23%
Net charge-offs/(recoveries) to average loans	—%	0.10%	0.66%	0.05%	0.29%
Dividend payout ratio	24.24%	17.44%	23.08%	20.39%	31.58%
Per Common Share
Earnings per common share - basic	$0.67	$0.87	$0.66	$1.54	$0.97
Earnings per common share - diluted	$0.66	$0.86	$0.65	$1.52	$0.95
Dividends declared per common share	$0.16	$0.15	$0.15	$0.31	$0.30
Tangible book value per common share (1)	$16.89	$15.95	$15.30
Average common shares outstanding - basic	17,194	17,145	17,111	17,170	17,091
Average common shares outstanding - diluted	17,497	17,465	17,445	17,482	17,425
Other Data
Retirement and benefit services assets under administration/management	$36,964,961	$34,774,650	$30,093,095
Wealth management assets under administration/management	3,538,959	3,357,530	2,957,213
Mortgage originations	545,437	518,014	431,638	$1,063,451	$660,206

(1)Represents a non-GAAP financial measure. See “Non-GAAP to GAAP Reconciliations and Calculation of Non-GAAP Financial Measures.”

Results of Operations

Net Interest Income

Net interest income for the second quarter of 2021 was $21.1 million, a decrease of $898 thousand, or 4.1%, from $22.0 million for the first quarter of 2021, and an increase of $1.0 million, or 5.2%, from $20.1 million for the second quarter of 2020. The linked quarter decrease in net interest income was primarily driven by a $1.2 million decrease in interest income from loans as average total loans decreased $57.5 million while the average yield decreased by 17 basis points. During the second quarter of 2021, average interest earning assets increased $78.2 million, primarily due to increases of $138.4 million in investment securities and $7.3 million in interest-bearing deposits with banks, partially offset by decreases of $57.5 million in loans held for investment and $10.8 million in loans held for sale. The change in the balance sheet mix resulted in a 22 basis point decrease in the average earning asset yield. Net interest income earned from PPP loans during the second quarter of 2021 totaled $2.6 million, a decrease of $477 thousand, from the $3.0 million earned during the first quarter. The cost of interest-bearing liabilities had a modest increase of 2 basis points from the first quarter of 2021 primarily due to increased average balances in interest-bearing demand deposits as well as long-term debt.

Net interest margin (tax-equivalent), a non-GAAP financial measure, was 2.88% for the second quarter of 2021, a 24 basis point decrease from 3.12% for the first quarter of 2021, and a 26 basis point decrease from 3.14% in the second quarter of 2020. The linked quarter decrease was primarily due to lower yields on interest earning assets. Excluding PPP loans, net interest margin was 2.75% for the second quarter of 2021, a 20 basis point decrease from 2.95% for the first quarter of 2021. The year over year decrease was primarily attributable to the historically low and flat yield curve and a more liquid balance sheet mix which resulted in a 60 basis point decrease in interest earning asset yields.

Noninterest Income

Noninterest income for the second quarter of 2021 was $36.7 million, a $4.1 million, or 10.1%, decrease from the first quarter of 2021. The decrease was primarily driven by a $4.8 million decrease in mortgage banking revenue. The decrease in mortgage banking revenue was primarily a result of a $6.2 million decline in fair market value of the secondary market hedge, partially offset by a 56 basis point increase in the gain on sale margin.

Noninterest income for the second quarter of 2021 decreased $1.5 million, or 3.9%, from $38.2 million in the second quarter of 2020. This decrease was primarily due to a $5.3 million decrease in mortgage banking revenue, a result of a $11.5 million decline in fair market value on the secondary market hedge, partially offset by a 56 basis point increase in the gain on sale margin. Offsetting this decrease was a $4.2 million increase in retirement and benefit services income, primarily driven by the revenue attributable to the acquisition of Retirement Planning Services, Inc. (doing business as RPS Plan Administrators and 24HourFlex) and a $693 thousand increase in document restatement fees, and a $1.0 million increase in wealth management revenue primarily driven by organic growth and market increases in assets under administration/management.

Noninterest Expense

Noninterest expense for the second quarter of 2021 was $42.6 million, a decrease of $492 thousand, or 1.1%, compared to the first quarter of 2021. The decrease was primarily due to decreases of $447 thousand in other noninterest expense, $313 thousand decrease in occupancy and equipment expense and $241 thousand decrease in employee taxes and benefits, partially offset by a $611 thousand increase in compensation expense. The decrease in other noninterest expense was a result of a loss recognized in the first quarter of 2021 on the redemption of the Company’s subordinated notes which were redeemed during the first quarter. The decrease in occupancy and equipment expense is attributable to the termination of facility leases and closure of nine office locations in 2020. The increase in compensation expense was primarily due to an increase in mortgage related compensation and incentives.

Noninterest expense for the second quarter of 2021 increased $2.8 million, or 7.1%, from $39.7 million in the second quarter of 2020. The increase was primarily attributable to increased compensation expense, employee taxes and benefits, primarily as a result of the significant year over year increase in mortgage originations. Additionally, compensation expense and employee taxes and benefits increased as a result of the acquisition of RPS, as the number of full time employees increased from 791 employees in the second quarter of 2020 to 835 employees in the second quarter of 2021.

Financial Condition

Total assets were $3.2 billion as of June 30, 2021, an increase of $143.5 million, or 4.8%, from December 31, 2020. The overall increase in total assets included increases of $205.5 million in investment securities and $142.5 million in cash and cash equivalents, partially offset by a $55.6 million decrease in loans held for sale and a $144.1 million decrease in loans held for investment.

Loans

Total loans were $1.84 billion as of June 30, 2021, a decrease of $144.1 million, or 7.3%, from December 31, 2020. The decrease was primarily due to a $119.1 million decrease in the commercial and industrial loan portfolio, as approximately $213.5 million of PPP loans were forgiven, and $110.5 million of new PPP loans were funded. Excluding PPP loans, the commercial loan portfolio decreased by $18.6 million, or 1.8%, from December 31, 2020. The consumer loan portfolio decreased $22.0 million from December 31, 2020, due to high levels of refinancing and our strategic exit from indirect lending.

The following table presents the composition of our loan portfolio as of the dates indicated:

	June 30,	March 31,	December 31,	September 30,	June 30,
(dollars in thousands)	2021	2021	2020	2020	2020
Commercial
Commercial and industrial (1)	$572,734	$678,029	$691,858	$789,036	$794,204
Real estate construction	36,549	40,473	44,451	33,169	31,344
Commercial real estate	567,987	569,451	563,007	535,216	519,104
Total commercial	1,177,270	1,287,953	1,299,316	1,357,421	1,344,652
Consumer
Residential real estate first mortgage	470,822	454,958	463,370	469,050	456,737
Residential real estate junior lien	130,180	130,299	143,416	152,487	154,351
Other revolving and installment	57,040	64,135	73,273	79,461	78,457
Total consumer	658,042	649,392	680,059	700,998	689,545
Total loans	$1,835,312	$1,937,345	$1,979,375	$2,058,419	$2,034,197

(1)	Includes PPP loans of $165.0 million at June 30, 2021, $256.8 million at March 31, 2021, $268.4 million at December 31, 2020, $348.9 million at September 30, 2020 and $347.3 million at June 30, 2020.

Deposits

Total deposits were $2.71 billion as of June 30, 2021, an increase of $138.9 million, or 5.4%, from December 31, 2020. Interest-bearing deposits increased $134.8 million while noninterest-bearing deposits increased $4.1 million. Key drivers of the increase included ongoing higher depositor balances due to the uncertain economic environment, government stimulus programs and volatile financial markets. Although overall deposits increased, there was a $44.0 million decrease in synergistic deposits, primarily in the retirement and benefit services accounts as participants moved balances back into the markets. Excluding synergistic deposits, commercial transaction deposits increased $113.9 million, or 10.3%, while consumer transaction deposits increased, $75.8 million, or 11.8%, since December 31, 2020. Noninterest-bearing deposits as a percentage of total deposits was 28.0% as of June 30, 2021 compared to 29.3% as of December 31, 2020.

The following table presents the composition of our deposit portfolio as of the dates indicated:

	June 30,	March 31,	December 31,	September 30,	June 30,
(dollars in thousands)	2021	2021	2020	2020	2020
Noninterest-bearing demand	$758,820	$775,434	$754,716	$693,450	$700,892
Interest-bearing
Interest-bearing demand	736,043	674,466	618,900	590,366	579,840
Savings accounts	89,437	87,492	79,902	78,659	75,973
Money market savings	920,831	967,273	909,137	892,473	892,717
Time deposits	205,809	212,908	209,338	207,422	203,731
Total interest-bearing	1,952,120	1,942,139	1,817,277	1,768,920	1,752,261
Total deposits	$2,710,940	$2,717,573	$2,571,993	$2,462,370	$2,453,153

Asset Quality

Total nonperforming assets were $7.8 million as of June 30, 2021, an increase of $2.7 million, or 52.0%, from December 31, 2020. As of June 30, 2021, the allowance for loan losses was $33.8 million, or 1.84% of total loans, compared to $34.2 million, or 1.73% of total loans, as of December 31, 2020. Excluding PPP loans, the ratio of allowance for loan losses to total loans was 2.02% at June 30, 2021, compared to 2.00% as of December 31, 2020.

The following table presents selected asset quality data as of and for the periods indicated:

	As of and for the three months ended
	June 30,	March 31,	December 31,	September 30,	June 30,
(dollars in thousands)	2021	2021	2020	2020	2020
Nonaccrual loans	$6,960	$4,756	$5,050	$4,795	$5,328
Accruing loans 90+ days past due	—	—	30	—	—
Total nonperforming loans	6,960	4,756	5,080	4,795	5,328
OREO and repossessed assets	858	139	63	10	26
Total nonperforming assets	$7,818	$4,895	$5,143	$4,805	$5,354
Net charge-offs/(recoveries)	(6)	488	(1,509)	(581)	3,264
Net charge-offs/(recoveries) to average loans	—%	0.10%	(0.30)%	(0.11)%	0.66%
Nonperforming loans to total loans	0.38%	0.25%	0.26%	0.23%	0.26%
Nonperforming assets to total assets	0.25%	0.16%	0.17%	0.17%	0.19%
Allowance for loan losses to total loans	1.84%	1.74%	1.73%	1.52%	1.34%
Allowance for loan losses to nonperforming loans	485%	710%	674%	654%	512%

For the second quarter of 2021, we had net recoveries of $6 thousand compared to net charge-offs of $488 thousand for the first quarter of 2021 and $3.3 million of net charge-offs for the second quarter of 2020.

There was no provision recorded for the second quarter of 2021, no change from the first quarter of 2021 and a decrease of $3.5 million from the second quarter of 2020. Management decided additional provisions were not necessary in the second quarter of 2021 as credit quality indicators remained strong and loan balances decreased.

The ratio of nonperforming loans to total loans at June 30, 2021 was 0.38%, and if PPP loans were excluded, this ratio would have been 0.42%. Nonperforming assets as a percentage of total assets was 0.25% at June 30, 2021. Excluding PPP loans, nonperforming assets as a percentage of total assets would have been 0.26% at June 30, 2021.

Beginning in 2020, in accordance with the Interagency Statement on Loan Modifications and Reporting for Financial Institutions as issued on April 7, 2020, through June 30, 2021, we had entered into principal and interest deferrals on 584 loans, representing $154.5 million in total outstanding principal balances. Of those loans, 12 loans with a total outstanding principal balance of $5.3 million have been granted additional deferrals, 4 loans with a total outstanding principal balance of $653 thousand remain on the first deferral and the remaining loans have been returned to normal payment status. These loan modifications are not considered troubled debt restructurings.

Capital

Total stockholders’ equity was $344.4 million as of June 30, 2021, an increase of $14.2 million from December 31, 2020. The tangible book value per common share, a non-GAAP financial measure, increased to $16.89 as of June 30, 2021, from $16.00 as of December 31, 2020. Tangible common equity to tangible assets, a non-GAAP financial measure, increased to 9.36% as of June 30, 2021, from 9.27% as of December 31, 2020.

The following table presents our capital ratios as of the dates indicated:

	June 30,	December 31,	June 30,
	2021	2020	2020
Capital Ratios(1)
Alerus Financial Corporation Consolidated
Common equity tier 1 capital to risk weighted assets	14.30%	12.75%	12.58%
Tier 1 capital to risk weighted assets	14.71%	13.15%	12.99%
Total capital to risk weighted assets	18.43%	16.79%	16.70%
Tier 1 capital to average assets	9.62%	9.24%	9.75%
Tangible common equity / tangible assets (2)	9.36%	9.27%	9.25%

Alerus Financial, N.A.
Common equity tier 1 capital to risk weighted assets	13.57%	12.10%	11.99%
Tier 1 capital to risk weighted assets	13.57%	12.10%	11.99%
Total capital to risk weighted assets	14.82%	13.36%	13.24%
Tier 1 capital to average assets	8.98%	8.50%	9.00%

(1)	Capital ratios for the current quarter are to be considered preliminary until the Call Report for Alerus Financial, N.A. is filed.
(2)	Represents a non-GAAP financial measure. See “Non-GAAP to GAAP Reconciliations and Calculation of Non-GAAP Financial Measures.”

Conference Call

The Company will host a conference call at 9:00 a.m. Central Time on Thursday, July 29, 2021, to discuss its financial results. The call can be accessed via telephone at (888) 317-6016. A recording of the call and transcript will be available on the Company’s investor relations website at investors.alerus.com following the call.

About Alerus Financial Corporation

Alerus Financial Corporation is a diversified financial services company headquartered in Grand Forks, ND. Through its subsidiary, Alerus Financial, N.A., Alerus provides innovative and comprehensive financial solutions to business and consumer clients through four distinct business segments—banking, retirement and benefit services, wealth management, and mortgage. Alerus provides clients with a primary point of contact to help fully understand the unique needs and delivery channel preferences of each client. Clients are provided with competitive products, valuable insight and sound advice supported by digital solutions designed to meet the clients’ needs. Alerus Financial banking and wealth management offices are located in Grand Forks and Fargo, ND, the Minneapolis-St. Paul, MN metropolitan area, and Scottsdale and Mesa, AZ. Alerus Retirement and Benefits plan administration offices are located in St. Paul, MN, East Lansing, MI, and Littleton, CO.

Non-GAAP Financial Measures

Some of the financial measures included in this press release are not measures of financial performance recognized by U.S. Generally Accepted Accounting Principles, or GAAP. These non-GAAP financial measures include the ratio of tangible common equity to tangible assets, tangible common equity per share, return on average tangible common equity, net interest margin (tax-equivalent), and the efficiency ratio. Management uses these non-GAAP financial measures in its analysis of its performance, and believes financial analysts and investors frequently use these measures, and other similar measures, to evaluate capital adequacy. Reconciliations of non-GAAP disclosures used in this press release to the comparable GAAP measures are provided in the accompanying tables. Management, banking regulators, many financial analysts and other investors use these measures in conjunction with more traditional bank capital ratios to compare the capital adequacy of banking organizations with significant amounts of goodwill or other intangible assets, which typically stem from the use of the purchase accounting method of accounting for mergers and acquisitions.

These non-GAAP financial measures should not be considered in isolation or as a substitute for total stockholders’ equity, total assets, book value per share, return on average assets, return on average equity, or any other measure calculated in accordance with GAAP. Moreover, the manner in which we calculate these non-GAAP financial measures may differ from that of other companies reporting measures with similar names.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, statements concerning plans, estimates, calculations, forecasts and projections with respect to the anticipated future performance of Alerus Financial Corporation. These statements are often, but not always, identified by words such as “may”, “might”, “should”, “could”, “predict”, “potential”, “believe”, “expect”, “continue”, “will”, “anticipate”, “seek”, “estimate”, “intend”, “plan”, “projection”, “would”, “annualized”, “target” and “outlook”, or the negative version of those words or other comparable words of a future or forward-looking nature. Examples of forward-looking statements include, among others, statements we make regarding our projected growth, anticipated future financial performance, financial condition, credit quality, management’s long-term performance goals and the future plans and prospects of Alerus Financial Corporation.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following: the effects of the COVID-19 pandemic, including its effects on the economic environment, our clients, and our operations, as well as any changes to federal, state, or local government laws, regulations, or orders in response to the pandemic; our ability to successfully manage credit risk and maintain an adequate level of allowance for loan losses; new or revised accounting standards, including as a result of the implementation of the new Current Expected Credit Loss Standard; business and economic conditions generally and in the financial services industry, nationally and within our market areas; the overall health of the local and national real estate market; concentrations within our loan portfolio; the level of nonperforming assets on our balance sheet; our ability to implement our organic and acquisition growth strategies; the impact of economic or market conditions on our fee-based services; our ability to continue to grow our retirement and benefit services business; our ability to continue to originate a sufficient volume of residential mortgages; the occurrence of fraudulent activity, breaches or failures of our information security controls or cybersecurity-related incidents; interruptions involving our information technology and telecommunications systems or third-party servicers; potential losses incurred in connection with mortgage loan repurchases; the composition of our executive management team and our ability to attract and retain key personnel; rapid technological change in the financial services industry; increased competition in the financial services industry; our ability to successfully manage liquidity risk; the effectiveness of our risk management framework; the commencement and outcome of litigation and other legal proceedings and regulatory actions against us or to which we may become subject; potential impairment to the goodwill we recorded in connection with our past acquisitions; the extensive regulatory framework that applies to us; the impact of recent and future legislative and regulatory changes; interest rate risks associated with our business; fluctuations in the values of the securities held in our securities portfolio; governmental monetary, trade and fiscal policies; severe weather, natural disasters, widespread disease or pandemics, such as the COVID-19 global pandemic, acts of war or terrorism or other adverse external events; any material weaknesses in our internal control over financial reporting; developments and uncertainty related to the future use and availability of some reference rates, such as the London Interbank Offered Rate, as well as other alternative rates; changes to U.S. tax laws, regulations and guidance; our success at managing the risks involved in the foregoing items; and any other risks described in the “Risk Factors” sections of the reports filed by Alerus Financial Corporation with the Securities and Exchange Commission.

Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Alerus Financial Corporation and Subsidiaries

Consolidated Balance Sheets

(dollars and shares in thousands, except per share data)

	June 30,	December 31,
	2021	2020
Assets	(Unaudited)	(Audited)
Cash and cash equivalents	$315,430	$172,962
Investment securities
Available-for-sale, at fair value	651,546	592,342
Held-to-maturity, at carrying value	146,316	—
Loans held for sale	66,856	122,440
Loans	1,835,312	1,979,375
Allowance for loan losses	(33,764)	(34,246)
Net loans	1,801,548	1,945,129
Land, premises and equipment, net	18,847	20,289
Operating lease right-of-use assets	4,203	6,918
Accrued interest receivable	8,463	9,662
Bank-owned life insurance	32,752	32,363
Goodwill	30,201	30,201
Other intangible assets	23,680	25,919
Servicing rights	1,964	1,987
Deferred income taxes, net	11,522	9,409
Other assets	43,901	44,150
Total assets	$3,157,229	$3,013,771
Liabilities and Stockholders’ Equity
Deposits
Noninterest-bearing	$758,820	$754,716
Interest-bearing	1,952,120	1,817,277
Total deposits	2,710,940	2,571,993
Long-term debt	58,992	58,735
Operating lease liabilities	4,868	7,861
Accrued expenses and other liabilities	38,038	45,019
Total liabilities	2,812,838	2,683,608
Stockholders’ equity
Preferred stock, $1 par value, 2,000,000 shares authorized: 0 issued and outstanding	—	—
Common stock, $1 par value, 30,000,000 shares authorized: 17,197,771 and 17,125,270 issued and outstanding	17,198	17,125
Additional paid-in capital	91,273	90,237
Retained earnings	233,397	212,163
Accumulated other comprehensive income (loss)	2,523	10,638
Total stockholders’ equity	344,391	330,163
Total liabilities and stockholders’ equity	$3,157,229	$3,013,771

Alerus Financial Corporation and Subsidiaries

Consolidated Statements of Income

(dollars and shares in thousands, except per share data)

	Three months ended			Six months ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2021	2021	2020	2021	2020
Interest Income	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Loans, including fees	$19,324	$20,567	$21,372	$39,891	$41,914
Investment securities
Taxable	2,897	2,401	1,765	5,298	3,524
Exempt from federal income taxes	233	236	239	469	474
Other	130	117	130	247	700
Total interest income	22,584	23,321	23,506	45,905	46,612
Interest Expense
Deposits	906	995	2,558	1,901	5,950
Long-term debt	538	288	857	826	1,734
Total interest expense	1,444	1,283	3,415	2,727	7,684
Net interest income	21,140	22,038	20,091	43,178	38,928
Provision for loan losses	—	—	3,500	—	6,000
Net interest income after provision for loan losses	21,140	22,038	16,591	43,178	32,928
Noninterest Income
Retirement and benefit services	17,871	17,255	13,710	35,126	29,930
Wealth management	5,138	4,986	4,112	10,124	8,158
Mortgage banking	12,287	17,132	17,546	29,419	22,591
Service charges on deposit accounts	330	338	297	668	720
Net gains (losses) on investment securities	—	114	1,294	114	1,294
Other	1,122	1,056	1,271	2,178	2,726
Total noninterest income	36,748	40,881	38,230	77,629	65,419
Noninterest Expense
Compensation	24,309	23,698	21,213	48,007	39,944
Employee taxes and benefits	5,572	5,813	4,747	11,385	10,055
Occupancy and equipment expense	1,918	2,231	2,612	4,149	5,104
Business services, software and technology expense	4,958	4,976	4,580	9,934	9,123
Intangible amortization expense	1,088	1,151	991	2,239	1,981
Professional fees and assessments	1,509	1,472	1,177	2,981	2,233
Marketing and business development	769	676	549	1,445	1,159
Supplies and postage	503	531	675	1,034	1,382
Travel	36	26	51	62	312
Mortgage and lending expenses	1,199	1,332	1,341	2,531	2,482
Other	689	1,136	1,798	1,825	2,685
Total noninterest expense	42,550	43,042	39,734	85,592	76,460
Income before income taxes	15,338	19,877	15,087	35,215	21,887
Income tax expense	3,644	4,662	3,613	8,306	5,050
Net income	$11,694	$15,215	$11,474	$26,909	$16,837
Per Common Share Data
Earnings per common share	$0.67	$0.87	$0.66	$1.54	$0.97
Diluted earnings per common share	$0.66	$0.86	$0.65	$1.52	$0.95
Dividends declared per common share	$0.16	$0.15	$0.15	$0.31	$0.30
Average common shares outstanding	17,194	17,145	17,111	17,170	17,091
Diluted average common shares outstanding	17,497	17,465	17,445	17,482	17,425

Alerus Financial Corporation and Subsidiaries

Non-GAAP to GAAP Reconciliations and Calculation of Non-GAAP Financial Measures (unaudited)

(dollars and shares in thousands, except per share data)

	June 30,	March 31,	December 31,	June 30,
	2021	2021	2020	2020
Tangible Common Equity to Tangible Assets
Total common stockholders’ equity	$344,391	$329,234	$330,163	$305,732
Less: Goodwill	30,201	30,201	30,201	27,329
Less: Other intangible assets	23,680	24,768	25,919	16,411
Tangible common equity (a)	290,510	274,265	274,043	261,992
Total assets	3,157,229	3,151,756	3,013,771	2,875,457
Less: Goodwill	30,201	30,201	30,201	27,329
Less: Other intangible assets	23,680	24,768	25,919	16,411
Tangible assets (b)	3,103,348	3,096,787	2,957,651	2,831,717
Tangible common equity to tangible assets (a)/(b)	9.36%	8.86%	9.27%	9.25%
Tangible Book Value Per Common Share
Total common stockholders’ equity	$344,391	$329,234	$330,163	$305,732
Less: Goodwill	30,201	30,201	30,201	27,329
Less: Other intangible assets	23,680	24,768	25,919	16,411
Tangible common equity (c)	290,510	274,265	274,043	261,992
Total common shares issued and outstanding (d)	17,198	17,190	17,125	17,120
Tangible book value per common share (c)/(d)	$16.89	$15.95	$16.00	$15.30

	Three months ended			Six months ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2021	2021	2020	2021	2020
Return on Average Tangible Common Equity
Net income	$11,694	$15,215	$11,474	$26,909	$16,837
Add: Intangible amortization expense (net of tax)	860	909	783	1,769	1,565
Net income, excluding intangible amortization (e)	12,554	16,124	12,257	28,678	18,402
Average total equity	339,439	334,188	301,719	336,830	298,221
Less: Average goodwill	30,201	30,201	27,329	30,201	27,329
Less: Average other intangible assets (net of tax)	19,123	19,995	13,345	19,556	13,737
Average tangible common equity (f)	290,115	283,992	261,045	287,073	257,155
Return on average tangible common equity (e)/(f)	17.36%	23.03%	18.88%	20.15%	14.39%
Net Interest Margin (tax-equivalent)
Net interest income	$21,140	$22,038	$20,091	$43,178	$38,928
Tax-equivalent adjustment	135	143	109	278	209
Tax-equivalent net interest income (g)	21,275	22,181	20,200	43,456	39,137
Average earning assets (h)	2,958,468	2,880,255	2,584,037	2,919,578	2,427,519
Net interest margin (tax-equivalent) (g)/(h)	2.88%	3.12%	3.14%	3.00%	3.24%
Efficiency Ratio
Noninterest expense	$42,550	$43,042	$39,734	$85,592	$76,460
Less: Intangible amortization expense	1,088	1,151	991	2,239	1,981
Adjusted noninterest expense (i)	41,462	41,891	38,743	83,353	74,479
Net interest income	21,140	22,038	20,091	43,178	38,928
Noninterest income	36,748	40,881	38,230	77,629	65,419
Tax-equivalent adjustment	135	143	109	278	209
Total tax-equivalent revenue (j)	58,023	63,062	58,430	121,085	104,556
Efficiency ratio (i)/(j)	71.46%	66.43%	66.31%	68.84%	71.23%

Alerus Financial Corporation and Subsidiaries

Analysis of Average Balances, Yields, and Rates (unaudited)

(dollars in thousands)

	Three months ended						Six months ended
	June 30, 2021		March 31, 2021		June 30, 2020		June 30, 2021		June 30, 2020
		Average		Average		Average		Average		Average
	Average	Yield/	Average	Yield/	Average	Yield/	Average	Yield/	Average	Yield/
	Balance	Rate	Balance	Rate	Balance	Rate	Balance	Rate	Balance	Rate
Interest Earning Assets
Interest-bearing deposits with banks	$191,695	0.12%	$184,376	0.12%	$153,197	0.16%	$188,056	0.12%	$158,274	0.72%
Investment securities (1)	800,812	1.60%	662,413	1.65%	369,247	2.25%	731,995	1.62%	353,203	2.35%
Loans held for sale	71,447	2.26%	82,249	2.13%	69,606	2.69%	76,818	2.19%	51,372	2.81%
Loans
Commercial:
Commercial and industrial	627,613	4.55%	674,935	4.72%	739,816	4.12%	651,143	4.64%	609,553	4.57%
Real estate construction	42,511	4.28%	45,264	4.22%	31,660	4.48%	43,880	4.25%	29,191	4.73%
Commercial real estate	568,827	3.71%	560,986	3.79%	513,497	4.31%	564,928	3.75%	510,831	4.46%
Total commercial	1,238,951	4.15%	1,281,185	4.30%	1,284,973	4.21%	1,259,951	4.23%	1,149,575	4.53%
Consumer
Residential real estate first mortgage	459,278	3.53%	457,882	3.76%	459,789	4.09%	458,584	3.65%	460,258	4.10%
Residential real estate junior lien	129,544	4.58%	137,745	4.86%	163,345	4.79%	133,622	4.72%	168,390	4.98%
Other revolving and installment	60,213	4.31%	68,625	4.38%	77,921	4.56%	64,396	4.35%	80,587	4.63%
Total consumer	649,035	3.81%	664,252	4.05%	701,055	4.31%	656,602	3.93%	709,235	4.37%
Total loans (1)	1,887,986	4.04%	1,945,437	4.21%	1,986,028	4.24%	1,916,553	4.13%	1,858,810	4.47%
Federal Reserve/FHLB stock	6,528	4.36%	5,780	4.49%	5,959	4.59%	6,156	4.42%	5,860	4.67%
Total interest earning assets	2,958,468	3.08%	2,880,255	3.30%	2,584,037	3.68%	2,919,578	3.19%	2,427,519	3.88%
Noninterest earning assets	161,272		167,006		156,293		164,124		152,476
Total assets	$3,119,740		$3,047,261		$2,740,330		$3,083,702		$2,579,995
Interest-Bearing Liabilities
Interest-bearing demand deposits	$697,789	0.14%	$642,832	0.16%	$534,733	0.30%	$670,462	0.15%	$496,880	0.38%
Money market and savings deposits	1,015,358	0.14%	1,030,348	0.16%	900,812	0.67%	1,022,812	0.15%	852,325	0.85%
Time deposits	208,338	0.56%	210,719	0.66%	201,147	1.30%	209,521	0.61%	200,117	1.44%
Short-term borrowings	—	—%	—	—%	321	—%	—	—%	161	—%
Long-term debt	58,996	3.66%	25,677	4.55%	58,747	5.87%	42,429	3.93%	58,751	5.94%
Total interest-bearing liabilities	1,980,481	0.29%	1,909,576	0.27%	1,695,760	0.81%	1,945,224	0.28%	1,608,234	0.96%
Noninterest-Bearing Liabilities and Stockholders' Equity
Noninterest-bearing deposits	755,773		731,680		692,500		743,793		628,404
Other noninterest-bearing liabilities	44,047		71,817		50,351		57,855		45,136
Stockholders’ equity	339,439		334,188		301,719		336,830		298,221
Total liabilities and stockholders’ equity	$3,119,740		$3,047,261		$2,740,330		$3,083,702		$2,579,995
Net interest rate spread		2.79%		3.03%		2.87%		2.91%		2.92%
Net interest margin, tax-equivalent (2)		2.88%		3.12%		3.14%		3.00%		3.24%

(1)	Taxable-equivalent adjustment was calculated utilizing a marginal income tax rate of 21.0%.
(2)	Represents a non-GAAP financial measure. See “Non-GAAP to GAAP Reconciliations and Calculation of Non-GAAP Financial Measures.”